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                                File No. 811-9827

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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                               AMENDMENT NO. 1 TO

                                   FORM N-8B-2





                REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS
                     WHICH ARE CURRENTLY ISSUING SECURITIES





         Pursuant to Section 8(b) of the Investment Company Act of 1940




           FIRST PENN-PACIFIC VARIABLE LIFE INSURANCE SEPARATE ACCOUNT
                         (Name of Unit Investment Trust)








               Not the issuer of periodic payment plan certificates.
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           X   Issuer of periodic payment plan certificates.
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The purpose of this amendment is to file Exhibit 1--A(3)(c), Schedule of Sales
Commissions, which Registrant previously stated would be filed by pre-effective amendment. It does not otherwise amend, change or supercede the Registration Statement on Form N-8b-2 previously filed by Registrant.


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                                    SIGNATURE


         Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the Registrant has caused this Amendment No. 1 to the Registration Statement to be duly signed on behalf of the Registrant in the City of Schaumburg and the State of Illinois on the 30th day of May, 2000.

                               FIRST PENN-PACIFIC VARIABLE LIFE
                               INSURANCE SEPARATE ACCOUNT (Registrant)

                               By: FIRST PENN-PACIFIC LIFE INSURANCE
                                   COMPANY (Depositor)




                               BY:  /s/ Michael Jeanfreau
                                    Michael Jeanfreau
                                    Vice President




Attest: /s/ Marcia L. DuMond
        Marcia L. DuMond
        Vice President and General Counsel


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                                  EXHIBIT INDEX


EXHIBIT           TITLE

1-A.3(c)          Schedule of Sales Commissions


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